EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statement No. 333-79391 on Form S-8 of HopFed Bancorp, Inc. and subsidiaries of our report dated January 28, 2005, relating to the consolidated balance sheets of Hopfed Bancorp, Inc., and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the Annual Report on Form 10-K of Hopfed Bancorp, Inc. and subsidiaries.

/s/ Rayburn, Bates & Fitzgerald, P.C.

Brentwood, Tennessee
Date: March 30, 2005